Prudential Investments, LLC

Gateway Center Three, 4th floor
100 Mulberry Street

Newark, New Jersey 07102

October 1, 2013

The Board of Directors
Prudential Investment Portfolios, Inc.
Prudential Asset Allocation Fund
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102

Re:	Cap on Fund Expenses: Prudential Asset Allocation Fund

To the Board of Directors:

Effective October 1, 2013, Prudential Investments LLC (PI), as Investment Manager of Prudential Asset Allocation Fund, has contractually agreed to reimburse up to 2 basis points to the extent that the Fund’s annual operating expenses exceed 0.86% (exclusive of 12b-1 fees and certain other fees) of the Fund’s average net assets through January 31, 2015.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President